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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             --------------------
                                   FORM T-1

        STATEMENT OF ELIGIBILITY UNDER THE TRUST INDENTURE ACT OF 1939 OF A CORPORATION DESIGNATED TO ACT AS TRUSTEE

        CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY OF A TRUSTEE PURSUANT TO SECTION 305(b)(2) ___________

                        ------------------------------

                            BANKERS TRUST COMPANY
             (Exact name of trustee as specified in its charter)

NEW YORK                                                  13-4941247
(Jurisdiction of Incorporation or                         (I.R.S. Employer
organization if not a U.S. national bank)                 Identification no.)

FOUR ALBANY STREET
NEW YORK, NEW YORK                                        10006
(Address of principal                                     (Zip Code)
executive offices)

                            Bankers Trust Company
                            Legal Department
                            130 Liberty Street, 31st Floor
                            New York, New York  10006
                            (212) 250-2201
                            (Name, address and telephone number of agent for
                             service)

                      ---------------------------------

                 ADVANTA AUTOMOBILE RECEIVABLES TRUST 1997-1
            (Exact name of Registrant as specified in its charter)

                     DELAWARE                              N/A
         (State or other jurisdiction of            (I.R.S. employer
         Incorporation or organization)            Identification no.)

                          300 Welsh Road, Building 4
                              Horsham, PA 19044
                         (Address, including zip code
                       of principal executive offices)

                  Class A-1 Floating Rate Asset-Backed Notes
                      Class A-2 6.75% Asset-Backed Notes
                     (Title of the indenture securities)



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Item   1. General Information.

                Furnish the following information as to the trustee.

                (a) Name and address of each examining or supervising authority to which it is subject.

                Name                                           Address

                Federal Reserve Bank (2nd District)            New York, NY
                Federal Deposit Insurance Corporation          Washington, D.C.
                New York State Banking Department              Albany, NY

                (b) Whether it is authorized to exercise corporate trust powers.

                    Yes.

Item   2. Affiliations with Obligor.

                If the obligor is an affiliate of the Trustee, describe each such affiliation.

                None.

Item   3.-15.   Not Applicable

Item  16.       List of Exhibits.

                Exhibit 1 -  Restated Organization Certificate of
                             Bankers Trust Company dated August 7, 1990,
                             Certificate of Amendment of the Organization
                             Certificate of Bankers Trust Company dated June 21, 1995 - Incorporated herein by reference to Exhibit 1 filed with Form T-1 Statement, Registration No. 33-65171, and Certificate of Amendment of the Organization Certificate of Bankers Trust Company dated March 20, 1996, copy attached.

                Exhibit 2 -  Certificate of Authority to commence business -
                             Incorporated herein by reference to Exhibit 2 filed with Form T-1 Statement, Registration
                             No. 33-21047.

                Exhibit 3 -  Authorization of the Trustee to exercise corporate trust powers - Incorporated herein by reference to Exhibit 2 filed with Form T-1 Statement, Registration No. 33-21047.

                Exhibit 4 -  Existing By-Laws of Bankers Trust

                             Company, as amended on February 18, 1997, copy attached.


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                Exhibit 5 -  Not applicable.

                Exhibit 6 -  Consent of Bankers Trust Company required by
                             Section 321(b) of the Act. - Incorporated herein by reference to Exhibit 4 filed with Form T-1 Statement, Registration No. 22-18864.

                Exhibit 7 -  A copy of the latest report of condition of
                             Bankers Trust Company dated as of December 31,
                             1996.

                Exhibit 8 -  Not Applicable.

                Exhibit 9 -  Not Applicable.


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                                          SIGNATURE

          Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the trustee, Bankers Trust Company, a corporation organized and existing under the laws of the State of New York, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in The City of New York, and State of New York, on the 28th day of March, 1997.

                                          BANKERS TRUST COMPANY

                                          By: /s/ Jenna Kaufman
                                              _________________
                                              Jenna Kaufman
                                              Vice President


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